As filed with the Securities and Exchange Commission on September 25, 2025

Registration No. 333-267886

Registration No. 333-275924

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION

STATEMENT NO. 333-267886

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION

STATEMENT NO. 333-275924

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

UNITY BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-4726035
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

124 Washington Street, Suite 101

Foxborough, Massachusetts 02035

(508) 543-1720

(Address of Principal Executive Offices)

Craig R. Jalbert

President, Secretary, and Director

Unity Biotechnology, Inc.

124 Washington Street, Suite 101

Foxborough, Massachusetts 02035

(508) 543-1720

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Erica Kassman, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Telephone: (650) 328-4600

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) filed by Unity Biotechnology, Inc., a Delaware corporation (the “Company”), removes from registration all securities of the Company registered under the following Registration Statements on Form S-3 (the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “Commission”) that remain unsold thereunder:

•

Registration Statement on Form S-3 (No. 333-267886), filed with the Commission on October 14, 2022, relating to the offer, issuance and sale by the Company of (i) a maximum aggregate offering price of $250,000,000 of the Company’s common stock, preferred stock, debt securities, warrants and/or units from time to time in one or more offerings; and (ii) up to a maximum aggregate offering price of $50,000,000 of the Company’s common stock that may be issued and sold under a sales agreement with Cowen and Company LLC (now TD Securities (USA) LLC).

•

Registration Statement on Form S-3 (No. 333-275924), filed with the Commission on December 6, 2023, relating to the offer and sale of shares of common stock of the Company from time to time in one or more offerings by the selling securityholders named therein.

As previously reported, on June 27, 2025, the board of directors of the Company: (i) determined that it is in the best interests of the Company and its stakeholders that the Company be dissolved in accordance with the Delaware General Corporation Law pursuant to a Plan of Dissolution (the “Dissolution”); and (ii) approved seeking stockholder approval to proceed with the Dissolution pursuant to Delaware law at a special meeting of stockholders and, if approved, file a Certificate of Dissolution with the Secretary of State of the State of Delaware. In connection with the foregoing, the Company has determined to terminate the offerings of securities under the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statements, and, in accordance with the undertakings made by the Company in the Registration Statements, to remove from registration any and all of the securities that remain unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

As no securities are being registered herein, the sole purpose of this filing being to terminate the effectiveness of the Registration Statements and deregister the securities that remain unsold under the Registration Statements, the disclosure requirements for exhibits under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foxborough in the Commonwealth of Massachusetts, on September 25, 2025.

UNITY BIOTECHNOLOGY, INC.

By:	/s/ Craig R. Jalbert
Title: President, Secretary and Director

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.